Coffee Holding Co., Inc. Announces Underwriters' Exercise of
                             Over-Allotment Option

BROOKLYN, N.Y.-- June 16, 2005--Coffee Holding Co., Inc. ("Coffee Holding") (AMEX: "JVA") announced today that the underwriters of its previously announced underwritten public offering of 1,400,000 shares of common stock have exercised their option to purchase the entire over-allotment option consisting of 210,000 shares of common stock. The net proceeds of the offering, after giving effect to the over-allotment option, are expected to be approximately $6.6 million. Joseph Stevens & Company, Inc. is the lead managing underwriter for the offering.

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. Coffee Holding's private label and branded coffee products are sold through the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

This press release may contain forward-looking statements based on current expectations, estimates and projections about the Company's industry, management's beliefs and assumptions made by management. Words such as "anticipates", "expects", "intends", "plans", "believes", "seems", "estimates", or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.